REPORT OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP

1177 Avenue of the Americas New York NY 10056

Telephone (646) 471-4000 Facsimile (646) 471-8910

Report of Independent Accountants

To the Board of Directors and Shareholder of GMAC Commercial Holding Corp.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and comprehensive income, of changes in shareholder's equity and of cash flout present fairly, in all material respects, the financial position of GMAC Commercial Holding Corp. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

January 25, 2002